UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 20, 2026
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3001 Bishop Drive, Suite 350
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amended and Restated Employment Transition Agreement

In connection with the appointment of Amit Mathradas as the new Chief Executive Officer (“CEO”) of Five9, Inc. (the “Company”), effective as of February 2, 2026, the Board of Directors (the “Board”) of the Company approved the Amended and Restated Employment Transition Agreement between the Company and our current CEO, Michael Burkland (the “A&R Transition Agreement”) on January 20, 2026 (the “Effective Date”). As of the Effective Date, the A&R Transition Agreement terminates, supersedes and replaces the Employment Transition Agreement, between the Company and Mr. Burkland, dated as of July 31, 2025 (the “Prior Agreement”).

Pursuant to the A&R Transition Agreement, Mr. Burkland will: (i) remain employed as the Company’s CEO from the Effective Date until the date on which Mr. Mathradas begins serving as CEO (the “CEO Transition Date” and, such period, the “CEO Period”); (ii) continue to serve as a director on the Board and as Chairman of the Board for the remainder of his current term (which ends at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”)), subject to his earlier death, resignation or removal (the “Board Period”); and (iii) will continue to provide transition and advisory services as a consultant to the Company for a one-year period following the 2026 Annual Meeting (the “Consulting Period”). Mr. Burkland will not be nominated for, or stand for, re-election to the Board at the 2026 Annual Meeting. Effective upon Mr. Burkland’s transition from the Board, the total number of authorized directors constituting the Board, and the number of Class III directors, will be automatically reduced by one. The Board intends to appoint an independent Chairman of the Board no later than the date of the 2026 Annual Meeting.

Under the A&R Transition Agreement, during the CEO Period, Mr. Burkland will: (i) continue to receive his current annual base salary of $585,000, prorated for the portion of the year that he remains CEO; (ii) remain eligible for the bonus under the Company’s 2025 Executive Bonus Program previously approved by the Compensation Committee of the Board (the “Committee”), subject to the achievement of corporate performance targets that the Committee approved in February 2025; (iii) remain eligible for the bonus under the Company’s 2026 Executive Bonus Program (the “2026 Bonus Program”), prorated for the portion of 2026 that he remains CEO and subject to achievement of corporate performance targets to be approved by the Committee, in the ordinary course, under the 2026 Bonus Program; (iv) remain eligible to receive potential benefits under the Company’s 2019 Key Employee Severance Benefit Plan as a Tier 1 Participant in the event of a qualifying termination (not including his retirement) through the end of the CEO Period; and (v) remain eligible for Company sponsored employee benefits generally available to other executives of the Company.

While Mr. Burkland continues to provide services as an employee, director or consultant during the CEO Period, the Board Period or the Consulting Period, Mr. Burkland’s outstanding restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) will continue to vest in accordance with their terms; provided that if a change in control of the Company occurs, Mr. Burkland’s then-outstanding RSUs will vest immediately prior to such change in control, and Mr. Burkland’s then-outstanding PRSUs will vest immediately prior to such change in control in accordance with their terms, subject in each case to Mr. Burkland’s continuous service through the date such change in control occurs. Mr. Burkland will not be eligible to receive any new equity awards during the CEO Period, the Board Period or the Consulting Period. Except as described in the following paragraph, Mr. Burkland shall not receive any other compensation for his service on the Board during the Board Period, including under the Company’s Non-Employee Director Compensation Policy.

Under the A&R Transition Agreement, Mr. Burkland will remain eligible for the continued health and welfare insurance benefits he was eligible to receive under the Prior Agreement (before the Prior Agreement was terminated, superseded and relaced by the A&R Transition Agreement).

As consideration for the transition and advisory services he provides during the Consulting Period, Mr. Burkland will be paid an hourly rate pursuant to an Independent Contractor Agreement to be entered into between the Company and Mr. Burkland on the date of the 2026 Annual Meeting (a copy of which is attached to the A&R Transition Agreement), subject to the terms and conditions of the A&R Transition Agreement and the Independent Contractor Agreement.

The compensation payable and benefits provided to Mr. Burkland during the Board Period and the Consulting Period are each contingent upon Mr. Burkland entering into (and not revoking) the Company’s standard release on the CEO Transition Date and the date of the 2026 Annual Meeting, respectively.

The foregoing description of the A&R Transition Agreement does not purport to be complete and is qualified in its entirety by reference to its complete text, a copy of which has been attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Transition Agreement between Five9, Inc. and Michael Burkland dated January 20, 2026
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: January 21, 2026	By:	/s/ Bryan Lee
Bryan Lee
Chief Financial Officer